EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Equity Opportunities Fund, a series of MFS Series Trust XII, in Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, No. 333-126328).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated December 14, 2012, with respect to the financial statements and financial highlights of MFS Equity Opportunities Fund, included in the Annual Report to Shareholders for the fiscal year ended October 31, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 25, 2013